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[IST LOGO]tm


                              For Immediate Release

   ISECURETRAC ENTERS INTO DISTRIBUTION AGREEMENT WITH PREMIER GEOGRAFIX LTD FOR
                               THE UNITED KINGDOM

     OMAHA, NE - Mar. 19, 2003. iSECUREtrac Corp. (OTCBB: ISRE), an industry leader in the development of global positioning systems (GPS) for tracking and monitoring, announced today that it has entered into an agreement with Premier Geografix LTD based in Norwich, England. Premier Geografix currently supplies monitoring equipment and expertise to three of the four government office - contract areas, which comprise 72% of the United Kingdom market
     The agreement calls for iSECUREtrac Corp. to provide its state of the art tracNET24 GPS tracking solution to Premier Geografix for distribution in the
United Kingdom.    For additional information, see the company's public report filed with the Securities and Exchange Commission on Form 8-K.
     "This agreement puts iSECUREtrac Corp on the international map for our tracking solution. The world is seeing the benefits that tracNET24 has to offer to the corrections market and we are very pleased to enter into this arrangement with Premier Geografix, a leading European producer and supplier of electronic monitoring systems. We are confident that our relationship with Premier Geografix will grow over time as we team together to advance the footprint of electronic monitoring systems in an expanding marketplace," said Jim Stark, president of iSECUREtrac Corp.

About Premier Geografix LTD
---------------------------
Premier Geografix is the successor Company to Geografix Ltd. This Company designed, specified and commissioned the GEM Electronic Monitoring System. In November 1998, Geografix was acquired by Premier Prison Services as part of its strategy, for the delivery of integrated offender electronic monitoring.
Premier Geografix Limited and Premier Monitoring Services Limited are both wholly owned subsidiaries of Premier Prison Services Limited, the leading Company in custodial management within the United Kingdom. More information on Premier Geografix can be found on the company's Web site at www.premiergeografix.com.
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About iSECUREtracTM
-------------------
iSECUREtrac Corp is an information services and technology company providing advanced solutions for the mobile tracking of individuals and assets, including real time data collection, secure remote reporting, and data warehousing. iSECUREtrac's products are designed to improve security, enhance overall management information, and provide faster analysis and response for targeted government and commercial applications. Further information on iSECUREtrac Corp can be found on the company's Web site at www.isecuretrac.com.
                                          --------------------

Safe Harbor
-----------

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

                          Investor Information Contact:
                          -----------------------------

American Financial Communications         Salzwedel Financial Communications
Terry McGovern/Richard Carpenter          Jeff Salzwedel/Phil Agrue
tlmcg2@aol.com                            (503) 638-7777
--------------
(510) 597-4200

Corporate Communications:
-------------------------

James Stark, iSECUREtrac
jstark@isecuretrac.com
----------------------
(402) 537-0022

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